Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 6, 2026, relating to the special purpose portfolio of investments and the related notes of the separately managed account advised by Polen Capital Management, LLC, as of March 31, 2026, and to the references to our firm under the heading “Additional Service Providers” and “Appendix A- Audited Portfolio of Investments” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd

Cohen & Company, Ltd.

Philadelphia, Pennsylvania

May 6, 2026